UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2018

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31822	84-1072256
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 South Country Club, Suite 470
Tucson, Arizona

(Address of principal executive offices, including zip code)

(520) 365-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 22, 2018, Accelerate Diagnostics, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $150.0 million aggregate principal amount of 2.50% Convertible Senior Notes due 2023 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. An entity affiliated with one of the Company’s directors purchased an aggregate of $30 million of the Notes. In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $22.5 million aggregate principal amount of the Notes on the same terms and conditions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Prepaid Forward Stock Purchase Transactions

In connection with the pricing of the Notes, on March 22, 2018 the Company entered into a privately negotiated prepaid forward stock purchase transaction (the “Prepaid Forward”) with an affiliate of one of the Initial Purchasers of the Notes (the “Forward Counterparty”), pursuant to which the Company will purchase approximately $45.1 million worth of its common stock (equivalent to approximately 1.9 million shares of its common stock) for settlement on or around March 15, 2023, subject to any early settlement, in whole or in part, of the Prepaid Forward. In the event that the Company pays any cash dividends on its common stock, the Forward Counterparty will pay an equivalent amount to the Company. The Prepaid Forward is designed to facilitate privately negotiated derivative transactions between the Forward Counterparty and holders of the Notes, including swaps, relating to the shares of the Company’s common stock by which holders of the Notes will establish short positions and otherwise hedge their investments in the Notes concurrently with, or shortly after, the pricing of the Notes. The shares to be purchased under the Prepaid Forward will be treated as retired for accounting purposes as of the effective date of the Prepaid Forward, but will remain outstanding for corporate law purposes, including for purposes of any future stockholders votes.

The Forward Counterparty has advised the Company that in connection with entering into the Prepaid Forward, it or its affiliate expects to enter into derivative transactions relating to the Company’s common stock with purchasers of the Notes who are hedging their exposure to the Notes, and that it or its affiliate expects to purchase in secondary market transactions or otherwise acquire shares of the Company’s common stock prior to or at the time of settlement of the Prepaid Forward. These activities could have the effect of increasing, or reducing the size of any decrease in, the price of the Notes or the Company’s common stock. In addition, the Forward Counterparty or its affiliate is likely to modify its hedge position by entering into or unwinding various derivative transactions with respect to the Company’s common stock and/or by purchasing shares of the Company’s common stock in secondary market transactions following the pricing of the Notes and prior to the effective maturity of the Notes (including shortly before the maturity date under the Prepaid Forward, on or around any earlier observation period related to a conversion of the Notes and on or around any election by the Forward Counterparty to settle all or a portion of the Prepaid Forward early).

The description of the Prepaid Forward contained herein is qualified in its entirety by reference to the Prepaid Forward attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On March 27, 2018, the Company entered into an Indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 2.50% per year, payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2018. The Notes will mature on March 15, 2023, unless earlier repurchased by the Company or converted pursuant to their terms.

The initial conversion rate of the Notes is 32.3428 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $30.92 per share). The conversion rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a make-whole fundamental change (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

Prior to the close of business on the business day immediately preceding December 15, 2022, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after June 30, 2018, and only during such calendar quarter, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period in which, for each trading day of that period, the trading price per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after December 15, 2022, until the close of business on the business day immediately preceding the maturity date, holders of the Notes may convert all or a portion of their Notes regardless of the foregoing conditions. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at the Company’s election.

The Company may not redeem the Notes prior to the maturity date and no sinking fund is provided for the Notes. Upon the occurrence of a fundamental change (as defined in the Indenture) prior to the maturity date, holders may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to any existing and future indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

(1) the Company defaults in the payment of any interest, including additional interest, if any, on any of the Notes, when the interest becomes due and payable, and such default continues for a period of 30 days;

(2) the Company defaults in the payment when due of any principal of any of the Notes at maturity or upon exercise of a repurchase right or otherwise;

(3) failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of 3 business days;

(4) failure by the Company to give a fundamental change notice, a make-whole fundamental change notice or notice of a specified corporate transaction when due with respect to the Notes;

(5) failure by the Company to comply with its obligations under the Indenture with respect to its consolidation with or merger with or into or sale, transfer or lease of all or substantially all of its properties and assets to another person;

(6) failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received;

(7) failure by the Company or any of its Significant Subsidiaries to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (as defined in the Indenture) in excess of $15.0 million principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days of such acceleration or failure to pay, as applicable; and

(8) certain events of bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries (as defined in the Indenture).

If such an event of default, other than an event of default described in clause (8) above with respect to the Company, occurs and is continuing, the Trustee by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes then outstanding to be due and payable. If an event of default described in clause (8) above occurs, 100% of the principal of and accrued and unpaid interest on the Notes then outstanding will automatically become due and payable.

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 2.50% Convertible Senior Notes due 2023, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Certain Initial Purchasers under the Purchase Agreement and the Forward Counterparty under the Prepaid Forward entered into in connection with the Prepaid Forward, or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On March 22, 2018, the Company issued a press release announcing its intention to offer, subject to market conditions and other factors, $150.0 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On March 23, 2018, the Company issued a press release announcing the pricing of $150.0 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of this press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated March 27, 2018 between Accelerate Diagnostics, Inc. and U.S. Bank National Association, as trustee.
4.2	Form of 2.50% Convertible Senior Note due 2023 (included in Exhibit 4.1).
10.1	Purchase Agreement, dated March 22, 2018, between Accelerate Diagnostics, Inc. and J.P. Morgan Securities LLC, as representative of the several Initial Purchasers named in Schedule 1 thereto.
10.2	Forward Stock Purchase Transaction, dated March 22, 2018, between Accelerate Diagnostics, Inc. and JPMorgan Chase Bank, National Association, London Branch.
99.1	Press release dated March 22, 2018, announcing launch of the Notes.
99.2	Press release dated March 23, 2018, announcing pricing of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERATE DIAGNOSTICS, INC.

Date: March 28, 2018	By:	/s/Steve Reichling
Steve Reichling
Chief Financial Officer